Exhibit 99.2

Albireo Announces Proposed Public Offering of Common Stock

BOSTON — January 24, 2018 — Albireo Pharma, Inc. (Nasdaq: ALBO), a clinical-stage orphan pediatric liver disease company developing novel bile acid modulators, announced today that it has commenced an underwritten public offering of its common stock. In connection with the offering, Albireo intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the number of shares of common stock sold in the offering. All of the shares in the offering will be sold by Albireo. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.

Cowen and William Blair are acting as joint book-running managers and representatives of the underwriters for the offering. Needham & Company, Wedbush PacGrow and Roth Capital Partners are acting as co-managers.

The offering will be made only by means of a written prospectus and related prospectus supplement forming part of a shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission (SEC) on October 13, 2017, amended on November 16, 2017 and declared effective by the SEC on December 5, 2017. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available at the SEC’s website located at www.sec.gov, copies of which may be obtained, when available, from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, or by telephone at 631-274-2806, and from William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, or by telephone at 1-800-621-0687 or email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Albireo

Albireo Pharma is a clinical-stage biopharmaceutical company focused through its operating subsidiary on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. Albireo’s clinical pipeline includes a Phase 3 product candidate for the treatment of patients with the orphan pediatric liver disease known as progressive familial intrahepatic cholestasis, as well as a Phase 2 product candidate. In addition, Albireo’s elobixibat, approved in Japan for the treatment of chronic constipation, is the first IBAT inhibitor approved anywhere in the world. Albireo was spun out from AstraZeneca in 2008.

Albireo Pharma is located in Boston, Massachusetts, and its key operating subsidiary is located in Gothenburg, Sweden.

Investor Contact:

Hans Vitzthum

LifeSci Advisors, LLC.

212-915-2568

Media Contact:

Heather Anderson

6 Degrees

980-938-0260

handerson@6degreespr.com